Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements (Form S-8 Nos. 333-127206 and 333-159805) pertaining to the BFC Financial Corporation 2005 Stock Incentive Plan, as amended, and

2)	Registration Statement (Form S-8 No. 333-12543) pertaining to the BFC Financial Corporation Stock Option Plan

of our report dated March 31, 2011 (except for Notes 1, 7, 8, 13, 15, and 16, as to which the date is December 16, 2011) with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, which are included as an Exhibit in the BFC Financial Corporation Current Report on

Form 8-K.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida

December 16, 2011